RESEARCH AGREEMENT
Sponsor Agreement ID:  Solarsa-2009-001

THIS AGREEMENT is effective as of the last date of execution by both Parties and is entered into by and between Solarsa, Inc. , with offices located  4015 S. Dale Mabry Hwy, Tampa, FL 33611,  (hereinafter referred to as "Sponsor") and the University of Florida Board of Trustees, a public corporation of the State of Florida, primary location Gainesville, FL (hereinafter referred to as “University”).  University and Sponsor may also be referred to as the “Party” or “Parties”.

WITNESSETH

WHEREAS, the research and commercialization program contemplated by this Agreement is of mutual interest and benefit to University and to Sponsor, will further the instructional and research objectives of University in a manner consistent with its status as a non-profit, tax-exempt, educational institution, will establish a foundation for commercial products for Sponsor, and may derive additional benefits for both Sponsor and University through inventions, improvements and/or discoveries;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties hereto agree to the following:

Article 1 – General Definitions

As used herein, the following terms shall have the following meanings:

1.1
"Project or Project Research" shall mean the description of the project as described in Appendix A hereof, under the direction of PI: Dr. Timothy Middelkoop, Co-PI: Dr. Cristián Cárdenas-Lailhacar , as principal investigator (University Project Director/Principal Investigator).

1.2	"Contract/Performance Period" is February 1, 2009 through January 1, 2011.

1.3
“Intellectual Property" shall mean individually and collectively all inventions, improvements and/or discoveries, whether or not patentable, conceived or first actually reduced to practice in the course of performing or as a result of this project research.

1.4
“Confidential/Proprietary Information and Property” means all technical data, computer software or other information, and all equipment, items or other tangible property obtained from or furnished to the University by Sponsor in connection with any Project Research and identified as “confidential” or “proprietary”, or bearing a property tag or other indication of ownership.  Oral disclosures between the Parties must be reduced to writing and identified as “confidential” within thirty (30) days following the oral disclosure.

1.5
“Data” means all data, designs, drawings, specifications, standards, process information, manuals, technical reports, and research notes, and all computer software (whether in source or object code form), flow charts, listings, programmer’s notes and user manuals, and related documentation, program materials and information, in any form, which result from any Project Research and which are required to be delivered to the Sponsor.

1.6	“Materials” means the documents, drawings, media, models, or other tangible objects which contain Data or from which Data may be derived.

1.7	“Researcher” or “Researchers” shall mean Principal Investigator, co-Principal Investigator, and other Project researchers or members.

1.8
“University Reasonable Efforts”: shall mean that the University of Florida is required to make a diligent and good faith effort to accomplish the goals, objectives, and milestones set out in this Agreement between the Parties, and to fulfill University’s obligations including reporting; making available documentation; perfecting, prosecuting, defending, and enforcing intellectual property rights; and to ensure the dedication of the Principal Investigator’s and co-Principal Investigator’s time to performances under the agreements between the Parties.

1.9	Other:

Article 2 - Research Work

2.1
University shall commence the performance of Project promptly after the effective date of this Agreement, and shall use reasonable efforts to perform such Project substantially in accordance with the terms and conditions of this Agreement.  Anything in this Agreement to the contrary notwithstanding, Sponsor and University may at any time amend Project by mutual written agreement of the Parties.

2.2
In the event that the Principal Investigator becomes unable or unwilling to continue Project, and a mutually acceptable substitute is not available, University and/or Sponsor shall have the option to terminate said Project.

2.3	The deliverables and/or timelines of the Project will be outlined in Appendix A and is incorporated hereto by reference.

2.4	Project is entitled / identified as: A Web Based Integrated Modeling, Control and Optimization Framework for Solar Energy Systems.

2.5	Other:

Article 3 - Reports and Conferences

3.1	Written program reports shall be provided by University to Sponsor: (select one)

☐ In the following frequency - , and a final report shall be submitted by University within sixty (60) days of the conclusion of the Contract Period, or early termination of this Agreement.
☒ As specified within Appendix A - Schedule Task/Activity of this agreement, as deliverables with associated timelines.
☐ Other:

3.2
During the term of this Agreement, representatives of University will meet with representatives of Sponsor at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans, or changes therein, of Project to be performed hereunder.

Article 4 - Costs, Billings and Other Support

4.1	It is agreed to and understood by the Parties hereto that, subject to Article 2, total costs to Sponsor and payable to University hereunder shall not exceed the sum of $220,552.00 US Dollars.

Payment shall be made by Sponsor according to the following schedule after receipt of an invoice from the University. (select as appropriate)

This agreement is:        ☒ Fixed Price
☒ Lump sum Payments:  $1,000.00, US Dollars upon signing and $9,979.00, every month thereafter for 21 months followed by a final payment of $9,993.00.
☐ Lump sum Payments Per Deliverable:  as defined within Appendix A - Budget as milestone deliverables with associated Lump sum payment for each deliverable.
☐ Other:
OR
This agreement is:    ☐ Cost Reimbursable
☐ $     , US Dollars upon signing and $     , every       thereafter – with the final invoice representative of total actual expenditures.  Sponsor will pay remaining balance due based on the report of actual expenditures to date minus Sponsor prior payments.  If an overpayment has occurred, University will remit any overpayment at that time.
☐ Invoice no more frequently then monthly for actual costs incurred.
☐ Other:

4.2	Sponsor Payment should be sent to:
University of Florida College of Engineering Contracts and Grants Accounting 340 Weil Hall PO Box 116550 Gainesville, FL 32611

4.3	IF applicable;
The Prime Agency providing funding to the Sponsor in support of this agreement is:
☒ a State of Florida Agency  or  ☐ a Federal Agency
(1) the Prime Agency is:  Florida Energy Office,
(2) the Prime Agency award ID isGrant-SO424,
(3) CFDA#       (if applicable)
☐ Special flow down requirements from the Prime Agency as applicable to research with a University subcontractor is included under Appendix       to this agreement.

4.5	Other attachments to be noted (as applicable):

Article 5 - Publicity

5.1
Sponsor will not use the name of University, nor of any member of University's Project staff, in any publicity, advertising, or news release without the prior written approval of an authorized representative of University.  University will not use the name of Sponsor, nor any employee of Sponsor, in any publicity without the prior written approval of Sponsor.

Article 6 - Publications

6.1
Sponsor recognizes that under University policy, the results of University Project must be publishable and agrees that Researchers engaged in Project shall be permitted to present at symposia, national, or regional professional meetings, and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of Project, provided, however, that Sponsor shall have been furnished copies of any proposed publication or presentation at least two (2) months in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party.  Sponsor shall have one (1) month, after receipt of said copies, to object to such proposed presentation or proposed publication because there is patentable subject matter and/or Confidential/Proprietary information which needs protection.  In the event that Sponsor makes such objection, said Researcher(s) shall refrain from making such publication or presentation for a maximum of three (3) months from date of receipt of such objection in order for University to file patent application(s) with the United States Patent and Trademark Office and/or foreign patent office(s) directed to the patentable subject matter contained in the proposed publication or presentation.

Article 7 - Intellectual Property and Grant of Rights

All rights and title to Intellectual Property under Project shall be subject to the terms and conditions of this Agreement.

7.1           Definitions as used herein:

“University Inventions” shall mean individually and collectively all technology including inventions, improvements and/or discoveries which are conceived, created, discovered, developed and/or made solely by one or more employees of University in performance of Project and any patents thereon, will be owned by the University.

“Sponsor Inventions” shall mean any invention conceived solely by Sponsor personnel will be owned by Sponsor.

“Joint Inventions” shall mean any invention conceived jointly by personnel of the University and Sponsor, and any patents thereon, shall be jointly owned.

“Background Intellectual Property” shall mean Intellectual Property deemed to be relevant to the project and already owned by the Parties on the date of signature of this agreement or developed independent of this project.

“Foreground Intellectual Property” includes Intellectual Property arising from the research and development undertaken within the authorized performance period of this project as stipulated in this agreement whether generated by one Party or two or more Parties jointly.

7.2
For University Inventions, the University grants to Sponsor the first option, for consideration, to an exclusive or a non-exclusive license to University part of Intellectual Property with the right to sublicense on terms and conditions to be mutually agreed upon.  This option shall extend to one hundred and twenty (120) days from the date of written disclosure by the University to Sponsor of a University Invention.

7.3
University will promptly notify Sponsor of any University Inventions conceived and/or made during the Contract Period under Project.  If Sponsor directs that a patent application or application for other intellectual property protection be filed, University shall promptly prepare, file, and prosecute such U.S. and foreign application in University's name.  Sponsor shall bear all costs incurred in connection with such preparation, filing, prosecution, and maintenance of U.S. and foreign application(s) directed to said University Inventions.  Sponsor shall cooperate with University to assure that such application(s) will cover, to the best of Sponsor's knowledge, all items of commercial interest and importance.  While University shall be responsible for making decisions regarding scope and content of application(s) to be filed and prosecution thereof, Sponsor shall be given an opportunity to review and provide input thereto.  University shall keep Sponsor advised as to all developments with respect to such application(s) and shall promptly supply to Sponsor copies of all papers received and filed in connection with the prosecution thereof in sufficient time for Sponsor to comment thereon.

7.4
If Sponsor elects not to exercise its option or decides to discontinue the financial support of the prosecution or maintenance of the protection, University shall be free to file or continue prosecution or maintain any such application(s), and to maintain any protection issuing thereon in the U.S. and in any foreign country at University's sole expense and with no further obligation to Sponsor.

7.5
Prior to commencement of any project research as defined within Appendix A, the Parties shall identify and notify the other of all pre-existing or “background” patent or data rights deemed necessary for the performance of this Project Research and that which may limit Sponsor’s enjoyment of its license rights otherwise provided under this Agreement.

7.6	Without further investigation by University, the following intellectual property should be considered background technology for the purposes of this Research Agreement:

University Owned:

Sponsor Owned:  within Appendix C - Sponsor Inventions and/or Sponsor Background IP

Article 8 - Term and Termination

8.1
This Agreement shall become effective upon the date first hereinabove written and shall continue in effect for the full duration of the Contract Period unless sooner terminated in accordance with the provisions of this Article.  The Parties hereto may, however, extend the term of this Agreement for additional periods as desired under mutually agreeable terms and conditions which the Parties reduce to writing and sign.  Either Party may terminate this Agreement upon sixty (60) days prior written notice to the other.

8.2
In the event that either Party hereto shall commit any breach of or default in any of the terms or conditions of this Agreement, and also shall fail to remedy such default or breach within ninety (90) days after receipt of written notice thereof from the other Party hereto, the Party giving notice may, at this option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other Party to such effect, and such termination shall be effective as of the date of the receipt of such notice.

8.3
Upon termination of this Agreement by either Party for any reason, University will cease further obligation of Project funds and will take all reasonable steps to cancel or otherwise reduce outstanding obligations.  Pursuant to the contract payment designation selected in Article 4 above;

(1) if the payment designation is cost-reimbursable; (a) all unexpended and uncommitted funds paid by Sponsor under this Agreement will be refunded to Sponsor or (b) Sponsor shall pay University for all reasonable expenses incurred and any non-cancellable obligations on or before the date of termination pursuant to the terms of Article 4.

(2) if the payment designation is fixed price; Sponsor will pay University for either (a) percent of completion or (b) deliverables completed to the date of termination and (c) any non-cancellable obligations on or before the date of termination pursuant to Article 4.  University will refund any portion of Sponsor advance payments not obligated pursuant to (a), (b), or (c).

8.4
Subject to Article 7, termination of this Agreement by either Party for any reason shall not affect the rights and obligations of the Parties accrued prior to the effective date of termination of this Agreement.  No termination of this Agreement, however effectuated, shall affect the Sponsor's rights and duties under Article 7 hereof, or release the Parties hereto from their rights and obligations under Articles 4, 5, 6, 7, 8 and 9.

Article 9 - Independent Contractor

9.1	In the performance of all services hereunder:

9.1.1	University shall be deemed to be and shall be an independent contractor and, as such, University shall not be entitled to any benefits applicable to employees of Sponsor;

9.1.2
Neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter.  Neither shall be bound by the acts or conduct of the other.

Article 10 - Insurance

10.1
University warrants and represents that University has adequate liability insurance, such protection being applicable to officers, employees, and agents while acting within the scope of their employment by University, and University has no liability insurance policy as such that can extend protection to any other person.

10.2	Each Party hereby assumes any and all risks of personal injury and property damage attributable to the negligent acts or omissions of that Party and the officers, employees, and agents thereof.

Article 11 - Governing Law

11.1	This Agreement shall be governed and construed in accordance with the laws of the State of Florida, USA.

Article 12 - Assignment

12.1	This Agreement shall not be assigned by either Party without the prior written consent of the Parties hereto.

12.2	This Agreement is assignable to any division of Sponsor, any majority stockholder of Sponsor, and/or any subsidiary of Sponsor in which 51 percent of the outstanding stock is owned by Sponsor.

Article 13 - Agreement Modification

13.1
Any agreement to change the terms of this Agreement in any way shall be valid only if the change is made in writing and approved by mutual agreement of authorized representatives of the Parties hereto.

Article 14 - Notices

14.1
Notices, invoices, communications, and payments hereunder shall be deemed made if given by registered or certified envelope, postage prepaid, and addressed to the Party to receive such notice, invoice, or communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If to Sponsor:
Scott E. Jorgensen, President Solarsa, Inc. 4015 S. Dale Mabry Hwy Tampa, FL 33611 Phone: 813-495-5174
Email:  scott.jorgensen@solarsa.com

If to University:
Administrative:
Authorized Representative:
Roslyn S. Heath, Assistant Director of Research
University of Florida, Office of Engineering Research
339 Weil Hall, Box 116550
Gainesville, FL  32611-6550
Phone:  352-392-9447 ext 7
Fax:  352-846-1371
Email:  oer@eng.ufl.edu

Contract Negotiation:
Cheryl Coleman, Research Administrator III
University of Florida, Office of Engineering Research
339 Weil Hall, Box 116550
Gainesville, FL  3261
Phone:  352-392-9447 ext 2
Fax:  352-846-1371
Email:  oer@eng.ufl.edu

Technical Matter:
Timothy Middelkoop
Assistant Engineer
University of Florida
Industrial & Systems Engineering Department
303 Weil Hall, Box 116595
Gainesville, FL 32611-6595
Phone:  352-392-1464
Fax:  352-392-3537
Email:  t.middelkoop@ufl.edu

 Article 15 – Export Control Law

The Parties hereto affirm that they are knowledgeable about the requirements of the export control laws and regulations of the United States, that information related to the Project may be restricted under these export control laws and regulations, and that information restricted by the export control laws and regulations shall be exported outside of the United States or to a non-US person only when in compliance with all applicable U. S. export control laws and regulations.

IN WITNESS WHEREOF, the authorized representatives of the Parties have caused these presents to be executed in duplicate as of the day and year above written.

Solarsa, Inc.	University of Florida

By: Scott E. Jorgensen	By: Roslyn S. Heath
Title: President, Solarsa, Inc.	Title: Assistant Director of Research
Date:	Date:

Rest of Page Blank – Appendix to follow

Appendix A – University of Florida Work Statement and Budget
Appendix B – Agreement between Solarsa and Florida Energy Office
Appendix C – Documentation on Solarsa background IP